For Information, Contact:
David A. Levin                      	Dennis R. Hernreich
President and Chief Executive Officer	Executive Vice President, COO/CFO
Casual Male Retail Group, Inc.	      Casual Male Retail Group, Inc.
(781) 828-9300	                        (781) 828-9300

Jeff Unger
Vice President of Investor Relations
Casual Male Retail Group, Inc.
(561) 514-0115

                   CASUAL MALE RETAIL GROUP, INC. ANNOUNCES
                       THIRD QUARTER FISCAL 2004 SALES
          -- Casual Male comp sales -1.1% for 3rd Quarter of FY 2004 --

CANTON, MA (November 6, 2003)  -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big & Tall, the exclusive retailer of the George Foreman Signature Collection and Comfort Zone, operator of Levi's(r)/Dockers(r) Outlet by Designs, and Ecko Unltd.(r) outlet stores, today announced its sales results for the third quarter and nine months ended November 1, 2003.

The Company's total sales for the third quarter of fiscal 2004 were $114.1 million compared to $125.2 million for the corresponding period of the prior year. For the nine months ended November 1, 2003, total sales were $326.7 million as compared to $276.8 million for the corresponding nine months of the prior year. These results include the sales of the Company's Casual Male acquisition on May 14, 2002.

For the third quarter of fiscal 2004, the Company's Casual Male Big & Tall business had sales of $73.1 million as compared to $74.7 million for the corresponding period of the prior year. For the nine months ended November 1,2003, the Casual Male Big & Tall business had sales of
$224.9 million as compared to pro forma sales of $231.7 million for the corresponding nine months of the prior year, assuming that the Casual Male acquisition had occurred on February 1, 2002. Comparable store sales for the Casual Male Big & Tall business, which includes sales from Casual Male's continuing e-commerce and catalog multi-channel sources, decreased 1.1% for the third quarter of fiscal 2004 and decreased 2.8% for the nine months ended November 1, 2003.

Total sales for the Company's other branded apparel businesses, which consists of its Levi's(r)/Dockers(r) outlet stores and Ecko Unltd.(r) outlet stores, were $41.0 million for the third quarter of fiscal 2004 as compared to $50.5 million for the corresponding period of the prior year. For the nine months ended November 1, 2003, total sales of the other branded apparel businesses were $101.9 million as compared to $129.2 million for the corresponding period of the prior year. The number of Levi's(r)/Dockers(r) stores open at the end of the third quarter were 80, compared to 100 at the end of the prior year's third quarter. As previously announced, the Company is in the process of closing 22 Levi's(r)/Dockers(r) outlet stores by the end of fiscal 2004, with the intention of eventually exiting its Levi's(r)/Dockers(r) business completely.

The Company expects to report earnings for the third quarter, adjusted for normalized tax provisions, of between $(0.03)- $(0.01) per diluted share, as compared to $(0.01) per diluted share for the same period last year. CMRG will conduct a conference call to discuss its third quarter earnings results on Thursday, November 20, 2003 at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be Seymour Holtzman, Chairman; David Levin, President and Chief Executive Officer and
Dennis Hernreich, Executive Vice President, Chief Operating Officer and
Chief Financial Officer.


CMRG, the largest retailer of big and tall men's apparel, operates 480 Casual Male Big & Tall stores, Casual Male e-commerce site, Casual Male catalog business, 58 Levi's(r)/ Dockers(r) Outlet by Designs and 21 EcKo Unltd.(r) outlet stores located throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG".

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.


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